FINWISE BANCORP REPORTS FIRST QUARTER 2023 RESULTS
- Net Income of $3.9 million for First Quarter of 2023-
- Diluted Earnings Per Share of $0.29 for First Quarter of 2023-
MURRAY, UTAH, April 27, 2023 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended March 31, 2023.
First Quarter 2023 Highlights
•Loan originations were $0.9 billion, compared to $1.2 billion for the quarter ended December 31, 2022, and $2.5 billion for the first quarter of the prior year
•Net interest income was $12.1 million, compared to $12.6 million for the quarter ended December 31, 2022, and $13.0 million for the first quarter of the prior year
•Net Income was $3.9 million, compared to $6.5 million for the quarter ended December 31, 2022, and $9.4 million for the first quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.29 for the quarter, compared to $0.49 for the quarter ended December 31, 2022, and $0.70 for the first quarter of the prior year
•Efficiency ratio was 52.5%, compared to 45.6% for the quarter ended December 31, 2022, and 36.7% for the first quarter of the prior year
•Annualized return on average equity (ROAE) was 11.1%, compared to 19.1% in the quarter ended December 31, 2022, and 31.4% in the first quarter of the prior year
•Asset quality remained solid with a non-performing loans to total loans ratio of 0.2%

“We continued to leverage our resilient, differentiated and diverse business model to effectively navigate the challenging macroeconomic backdrop,” said Kent Landvatter, Chairman, Chief Executive Officer and President of FinWise. “We remain laser focused on balancing the trade-off between loan growth and credit quality while managing capital prudently. As we look ahead, we anticipate industry-wide slowdown in loan originations to persist as we move through 2023. We will also continue to source new business opportunities, and invest for future growth while striving to maintain a strong capital and liquidity position. While this approach is expected to have an impact on our results in the current year, we believe it will enable us to emerge even stronger when the economy improves. We also believe these efforts will result in the creation of shareholder value over time.”

Selected Financial Data
	For the Three Months Ended
($s in thousands, except per share amounts)	3/31/2023	12/31/2022	3/31/2022

Net Income	$3,861	$6,545	$9,434
Diluted EPS	$0.29	$0.49	$0.70
Return on average assets	3.8%	6.6%	9.4%
Return on average equity	11.1%	19.1%	31.4%
Yield on loans	17.24%	19.04%	17.74%
Cost of deposits	3.18%	1.98%	0.79%
Net interest margin	12.51%	14.27%	13.37%
Efficiency ratio(1)	52.5%	45.6%	36.7%
Tangible book value per share(2)	$11.26	$10.95	$9.77
Tangible shareholders’ equity to tangible assets(2)	32.6%	34.9%	29.4%
Leverage Ratio (Bank under CBLR)	24.0%	25.1%	19.1%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income
Net income was $3.9 million for the first quarter of 2023, compared to $6.5 million for the fourth quarter of 2022, and $9.4 million for the first quarter of 2022. The decrease from the prior quarter and prior year period was primarily due to lower gain on sale, lower strategic program fees, and increased interest expense on deposits, partially offset by a reduction in non-interest expense and lower provision for income taxes.

Net Interest Income
Net interest income was $12.1 million for the first quarter of 2023 compared to $12.6 million for the fourth quarter of 2022, and $13.0 million for the first quarter of 2022. The decrease from the prior quarter and prior year period was primarily due to an increase in the Bank’s deposit rates being paid to customers and lower average loans held for sale balances, partially offset by a shift in the Company’s mix of loans held for sale to those yielding higher rates, an increase in rates on our variable rate loans, and a continued rise in interest rates being paid on the Company’s cash balances at the Federal Reserve.

Loan originations totaled $0.9 billion for the first quarter of 2023, down from $1.2 billion for the prior quarter and $2.5 billion for the prior year period.

Net interest margin for the first quarter of 2023 was 12.51% compared to 14.27% for the prior quarter and 13.37% for the prior year period. The decrease from the prior quarter and prior year period was primarily due to a reduction in average balances in the Company’s loans held for sale portfolio along with a shift in the Company’s deposit portfolio mix from lower costing deposits to higher costing deposits, partially offset by an increase in average balances in the Company’s loans held for investment portfolio.

Provision for Credit Losses
The Company’s provision for credit losses was $2.7 million for the first quarter of 2023, compared to $3.2 million for the prior quarter and $2.9 million for the prior year period. The decrease from the prior quarter and prior year period was primarily due to a decrease in strategic program loans held for investment and lower net charge-offs.

Non-interest Income

	For the Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	3/31/2022
Noninterest income:
Strategic Program fees	$3,685	$4,487	$6,623
Gain on sale of loans	187	4,163	5,052
SBA loan servicing fees	591	547	387
Change in fair value on investment in BFG	(85)	430	(398)
Other miscellaneous income	149	148	18
Total noninterest income	$4,527	$9,775	$11,682

Non-interest income was $4.5 million for the first quarter of 2023, compared to $9.8 million for the prior quarter and $11.7 million for the prior year period. The decrease from the prior quarter and prior year period was partly due to a reduction in gain on sale of loans primarily attributable to the Company’s decision to focus on interest income from the guaranteed portion of SBA loans the Company originates rather than on gain on sale income and lower strategic program fees resulting from a decline in loan origination volumes as well as a decrease in fair value of the Company’s investment in Business Funding Group, LLC (“BFG”). The prior quarter gain on sale of loans also included a one time adjustment of $2.3 million for the establishment of a Loan Trailing Fee asset.
Non-interest Expense

	For the Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	3/31/2022
Non-interest expense
Salaries and employee benefits	$5,257	$5,805	$6,953
Professional services	1,474	1,609	633
Occupancy and equipment expenses	712	843	352
(Recovery) impairment of SBA servicing asset	(253)	779	(59)
Other operating expenses	1,550	1,184	1,169
Total noninterest expense	$8,740	$10,220	$9,048

Non-interest expense was $8.7 million for the first quarter of 2023, compared to $10.2 million for the prior quarter and $9.0 million for the prior year period. The decrease from the prior quarter was primarily due to a recovery on the Company’s SBA servicing asset in the first quarter of 2023 which did not occur in the prior quarter as well as a decrease in salaries and employee benefits related to lower accruals for performance bonuses. The decrease from the prior year period was primarily due to the cessation in June 2022 of commission accruals related to the Company’s strategic lending program and reduced accruals for performance bonuses, partially offset by an increase in professional services primarily from consulting fees.

The Company’s efficiency ratio was 52.5% for the first quarter of 2023, compared to 45.6% for the prior quarter and 36.7% for the prior year period.

Tax Rate
The Company’s effective tax rate was 26.1% for the first quarter of 2023, compared to 27.3% for the prior quarter and 25.4% for the prior year period.

Balance Sheet
The Company’s total assets were $442.3 million as of March 31, 2023, an increase from $400.8 million as of December 31, 2022 and $424.5 million as of March 31, 2022. The increase from December 31, 2022 was primarily due to an increase in certificates of deposits utilized to fund the Company’s loan portfolio and cash. The increase in total assets compared to March 31, 2022 was primarily due to an increase in deposits utilized to fund the Company’s held for investment loan portfolio, partially offset by a decrease in deposits and cash utilized to fund the Company’s held for sale loan portfolio.

The following table shows the loan portfolio as of the dates indicated:

	3/31/2023		12/31/2022		3/31/2022
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$178,663	60.0%	$145,172	55.8%	$127,778	46.9%
Commercial, non real estate	17,890	6.0%	11,484	4.4%	3,285	1.2%
Residential real estate	30,994	10.4%	37,815	14.5%	30,772	11.3%
Strategic Program loans	46,806	15.7%	47,848	18.4%	101,819	37.4%
Commercial real estate	17,022	5.7%	12,063	4.7%	4,187	1.5%
Consumer	6,351	2.2%	5,808	2.2%	4,711	1.7%
Total period end loans	$297,726	100.0%	$260,190	100.0%	$272,552	100.0%
Note: SBA loans as of March 31, 2023, December 31, 2022 and March 31, 2022 include $0.6 million, $0.6 million and $1.0 million in PPP loans, respectively. SBA loans as of March 31, 2023, December 31, 2022 and March 31, 2022 include $75.9 million, $49.5 million and $53.2 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Programs with annual interest rates below 36% as of March 31, 2023, December 31, 2022 and March 31, 2022 was $6.9 million, $8.5 million and $13.8 million, respectively.

Total loans receivable as of March 31, 2023 was $297.7 million, an increase from $260.2 million and $272.6 million as of December 31, 2022 and March 31, 2022, respectively. The increase compared to December 31, 2022 and March 31, 2022 was primarily due to increases in SBA 7(a) loan balances, commercial loan balances and commercial real estate loan balances, partially offset by decreases in Strategic Program loan balances.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	3/31/2023		12/31/2022		3/31/2022
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$79,930	28.3%	$78,817	32.5%	$127,330	45.9%
Interest-bearing deposits:
Demand	42,030	14.8%	50,746	20.8%	7,919	2.8%
Savings	7,963	2.8%	8,289	3.4%	7,089	2.6%
Money market	12,993	4.6%	10,882	4.5%	53,434	19.3%
Time certificates of deposit	140,276	49.5%	94,264	38.8%	81,688	29.4%
Total period end deposits	$283,192	100.0%	$242,998	100.0%	$277,460	100.0%

Total deposits as of March 31, 2023 increased to $283.2 million from $243.0 million and $277.5 million as of December 31, 2022 and March 31, 2022, respectively. The increase is primarily due to increases in brokered CDs which were primarily utilized for short term funding needs of the Company. The increase in interest-bearing demand deposits as of March 31, 2023 compared to March 31, 2022 is primarily due to HSA deposits from Lively,

Inc., a technology focused Health Savings Account provider. The decrease in noninterest-bearing demand deposits and money markets as of March 31, 2023 compared to March 31, 2022 is primarily due to decreases in deposit reserve account balances related to the Company’s strategic programs.

Total shareholders’ equity as of March 31, 2023 increased $3.9 million to $144.4 million from $140.5 million at December 31, 2022. Compared to March 31, 2022, total shareholders’ equity as of March 31, 2023 increased $19.4 million from $125.0 million. The increase from December 31, 2022 and March 31, 2022 was primarily due to the Company’s net income, partially offset by the repurchase of common stock under the Company’s share repurchase program.
Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of			2022
Capital Ratios	3/31/2023	12/31/2022	3/31/2022	Well-Capitalized Requirement
Leverage Ratio	24.0%	25.1%	19.1%	9.0%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of March 31, 2023.

Share Repurchase Program
As of March 31, 2023, the Company has repurchased a total of 143,573 shares for $1.4 million under the Company’s share repurchase program announced in August 2022.
Asset Quality
The Company adopted FASB's Topic 326, Financial Instruments - Credit Losses ("CECL") effective January 1, 2023. The impact of adoption as required by the standard was a one-time reduction to retained earnings of $0.2 million, net of the deferred tax impact. The Allowance for Credit Losses (“ACL”), formerly referred to as the Allowance for Loan Losses, increased on the effective date by $0.3 million and the reserve for unfunded commitments, included in other liabilities on the consolidated balance sheets, increased by a de minimis amount, as a result of the adoption of CECL. Subsequent to adoption, the Company records adjustments to its ACL and reserve for unfunded commitments through the provision for credit losses in the consolidated statements of income. For the three months ended March 31, 2023, the Company recorded a provision for credit losses of $2.7 million.

Nonperforming loans were $0.7 million or 0.2% of total loans receivable, as of March 31, 2023, compared to $0.4 million or 0.1% of total loans receivable, as of December 31, 2022 and $0.7 million, or 0.2% of total loans receivable, as of March 31, 2022. As noted above, the provision for credit losses was $2.7 million for the first quarter of 2023, compared to the provision for loan losses of $3.2 million for the prior quarter and $2.9 million for the prior year period. The Company’s allowance for credit losses to total loans was 4.0% as of March 31, 2023 compared to the Company’s allowance for loan losses to total loans of 4.6% as of December 31, 2022 and 3.7% as of March 31, 2022.

For the first quarter of 2023, the Company’s net charge-offs were $2.9 million, compared to $3.2 million for the prior quarter and $2.8 million for the prior year period. The decrease in net charge-offs compared to the prior quarter was primarily due to lower net charge-offs related to retained strategic programs. The change in net charge-offs compared to the first quarter of 2022 was primarily due to higher net charge-offs related to SBA loans.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	3/31/2023	12/31/2022	3/31/2022
Allowance for Credit Losses:
Beginning Balance	$11,985	$11,968	$9,855
Impact of ASU 2016-13 Adoption	257	—	—
Adjusted Beginning Balance	12,242	11,968	9,855
Provision for Credit Losses	2,668	3,202	2,947
Charge offs
SBA	(140)	—	(31)
Commercial, non real estate	—	—	—
Residential real estate	—	—	—
Strategic Program loans	(3,025)	(3,440)	(2,878)
Commercial real estate	—	—	—
Consumer	—	(62)	—
Recoveries
SBA	5	9	—
Commercial, non real estate	—	—	1
Residential real estate	—	—	—
Strategic Program loans	284	244	93
Commercial real estate	—	—	—
Consumer	—	64	—
Ending Balance	$12,034	$11,985	$9,987

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	3/31/2023	12/31/2022	3/31/2022
Nonperforming loans	$740	$356	$658
Nonperforming loans to total loans	0.2%	0.1%	0.2%
Net charge offs to average loans	4.0%	4.9%	3.8%
Allowance for credit losses to loans held for investment	4.4%	5.1%	5.0%
Allowance for credit losses to total loans	4.0%	4.6%	3.7%
Net charge offs	$2,876	$3,185	$2,815

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the first quarter of 2023. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://viavid.webcasts.com/starthere.jsp?ei=1601257&tp_key=beb6fa2e19.
The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.
A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (c) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the Paycheck Protection Program; (g) system failure or cybersecurity breaches of the Company’s network security; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (j) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for loan losses (“ALL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (q) changes in the value of collateral securing the Company’s loans; (r) possible increases in the Company’s levels of nonperforming assets; (s) potential losses from loan defaults and nonperformance on loans; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (v) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (w) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (x) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (y) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (z) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (aa) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (bb) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (cc) the Company’s dependence on its management team and changes in management composition; (dd) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (ee) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (ff) the

Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (gg) results of examinations of the Company by its regulators, including the possibility that its regulators may, among other things, require the Company to increase its ALL or to write-down assets; (hh) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (ii) further government intervention in the U.S. financial system; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; and (ll) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 10-Q and Form 8-K.
The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.
Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands)

	As of
	3/31/2023	12/31/2022	3/31/2022
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$384	$386	$414
Interest-bearing deposits	105,225	100,181	116,232
Total cash and cash equivalents	105,609	100,567	116,646
Investment securities held-to-maturity, at cost	13,880	14,292	10,986
Investment in Federal Home Loan Bank (FHLB) stock, at cost	449	449	449
Strategic Program loans held-for-sale, at lower of cost or fair value	25,413	23,589	73,805
Loans receivable, net	260,221	224,217	189,549
Premises and equipment, net	9,198	9,478	4,531
Accrued interest receivable	2,174	1,818	1,347
Deferred taxes, net	1,319	1,167	1,788
SBA servicing asset, net	5,284	5,210	5,225
Investment in Business Funding Group (BFG), at fair value	4,500	4,800	5,400
Operating lease right-of-use (“ROU”) assets	4,855	5,041	7,178
Other assets	9,397	10,152	7,580
Total assets	$442,299	$400,780	$424,484

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$79,930	$78,817	$127,330
Interest-bearing	203,262	164,181	150,130
Total deposits	283,192	242,998	277,460
Accrued interest payable	117	54	39
Income taxes payable, net	2,511	1,077	3,411
PPP Liquidity Facility	283	314	952
Operating lease liabilities	6,781	7,020	7,386
Other liabilities	5,062	8,858	10,281
Total liabilities	297,946	260,321	299,529

Shareholders’ equity
Common Stock	13	13	13
Additional paid-in-capital	54,827	54,614	54,915
Retained earnings	89,513	85,832	70,027
Total shareholders’ equity	144,353	140,459	124,955
Total liabilities and shareholders’ equity	$442,299	$400,780	$424,484

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	3/31/2023	12/31/2022	3/31/2022
Interest income
Interest and fees on loans	$12,342	$12,440	$13,156
Interest on securities	72	73	39
Other interest income	987	757	28
Total interest income	13,401	13,270	13,223

Interest expense
Interest on deposits	1,295	624	261
Interest on PPP Liquidity Facility	—	—	1
Total interest expense	1,295	624	262
Net interest income	12,106	12,646	12,961

Provision for credit losses(1)	2,668	3,202	2,947
Net interest income after provision for loan losses	9,438	9,444	10,014

Non-interest income
Strategic Program fees	3,685	4,487	6,623
Gain on sale of loans, net	187	4,163	5,052
SBA loan servicing fees	591	547	387
Change in fair value on investment in BFG	(85)	430	(398)
Other miscellaneous income	149	148	18
Total non-interest income	4,527	9,775	11,682

Non-interest expense
Salaries and employee benefits	5,257	5,805	6,953
Professional services	1,474	1,609	633
Occupancy and equipment expenses	712	843	352
(Recovery) impairment of SBA servicing asset	(253)	779	(59)
Other operating expenses	1,550	1,184	1,169
Total non-interest expense	8,740	10,220	9,048
Income before income tax expense	5,225	8,999	12,648

Provision for income taxes	1,364	2,454	3,214
Net income	$3,861	$6,545	$9,434

Earnings per share, basic	$0.30	$0.51	$0.74
Earnings per share, diluted	$0.29	$0.49	$0.70

Weighted average shares outstanding, basic	12,708,326	12,740,933	12,777,237
Weighted average shares outstanding, diluted	13,172,288	13,218,403	13,567,311
Shares outstanding at end of period	12,824,572	12,831,345	12,788,810

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended
	3/31/2023			12/31/2022			3/31/2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance		Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$88,038	$987	4.55%	$78,619	$757	3.85%	$79,855		$28	0.14%
Investment securities	14,142	72	2.07%	14,414	73	2.03%	11,263		39	1.39%
Loans held for sale	31,041	3,061	39.99%	43,751	3,990	36.48%	94,610		6,765	28.60%
Loans held for investment	259,383	9,281	14.51%	217,619	8,450	15.53%	202,052		6,391	12.65%
Total interest earning assets	392,604	13,401	13.84%	354,403	13,270	14.98%	387,780		13,223	13.64%
Non-interest earning assets	22,813			21,208			13,794
Total assets	$415,417			$375,611			$401,574
Interest bearing liabilities:
Demand	$41,532	$385	3.76%	$44,115	$375	3.40%	$6,344		$14	0.88%
Savings	8,313	10	0.50%	7,605	5	0.26%	6,678		1	0.06%
Money market accounts	12,089	58	1.96%	15,109	45	1.19%	31,889		22	0.28%
Certificates of deposit	103,225	842	3.31%	59,273	199	1.34%	87,626		224	1.02%
Total deposits	165,159	1,295	3.18%	126,102	624	1.98%	132,537		261	0.79%
Other borrowings	297	—	0.35%	330	—	0.35%	985		1	0.41%
Total interest bearing liabilities	165,456	1,295	3.18%	126,432	624	1.97%	133,522		262	0.79%
Non-interest bearing deposits	91,701			96,581			137,750
Non-interest bearing liabilities	16,602			17,164			11,553
Shareholders’ equity	141,658			135,434			118,749
Total liabilities and shareholders’ equity	$415,417			375,611			$401,574
Net interest income and interest rate spread		$12,106	10.67%		$12,646	13.01%		$12,961	$12,961	12.85%
Net interest margin			12.51%			14.27%				13.37%
Ratio of average interest-earning assets to average interest- bearing liabilities			237.29%			280.31%				290.42%
Note: Average PPP loans for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022 were $0.6 million, $0.6 million and $1.0 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	3/31/2023	12/31/2022	3/31/2022
Selected Loan Metrics
Amount of loans originated	$908,190	$1,219,851	$2,511,306
Selected Income Statement Data
Interest income	$13,401	$13,270	$13,223
Interest expense	1,295	624	262
Net interest income	12,106	12,646	12,961
Provision for credit losses	2,668	3,202	2,947
Net interest income after provision for loan losses	9,438	9,444	10,014
Non-interest income	4,527	9,775	11,682
Non-interest expense	8,740	10,220	9,048
Provision for income taxes	1,364	2,454	3,214
Net income	3,861	6,545	9,434
Selected Balance Sheet Data
Total Assets	$442,299	$400,779	$424,484
Cash and cash equivalents	105,609	100,567	116,646
Investment securities held-to-maturity, at cost	13,880	14,292	10,986
Loans receivable, net	260,221	224,217	189,549
Strategic Program loans held-for-sale, at lower of cost or fair value	25,413	23,589	73,805
SBA servicing asset, net	5,284	5,210	5,225
Investment in Business Funding Group, at fair value	4,500	4,800	5,400
Deposits	283,192	242,998	277,460
PPP Liquidity Facility	283	314	952
Total shareholders' equity	144,353	140,459	124,955
Tangible shareholders’ equity (1)	144,353	140,459	124,955
Share and Per Share Data
Earnings per share - basic	$0.30	$0.51	$0.74
Earnings per share - diluted	$0.29	$0.49	$0.70
Book value per share	$11.26	$10.95	$9.77
Tangible book value per share (1)	$11.26	$10.95	$9.77
Weighted avg outstanding shares - basic	12,708,326	12,740,933	12,777,237
Weighted avg outstanding shares - diluted	13,172,288	13,218,403	13,567,311
Shares outstanding at end of period	12,824,572	12,831,345	12,788,810
Capital Ratios
Total shareholders' equity to total assets	32.6%	34.9%	29.4%
Tangible shareholders’ equity to tangible assets (1)	32.6%	34.9%	29.4%
Leverage Ratio (Bank under CBLR)	24.0%	25.1%	19.1%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended
	3/31/2023	12/31/2022	3/31/2022
($s in thousands)
Non-interest expense	$8,740	$10,220	$9,048
Net interest income	12,106	12,646	12,961
Total non-interest income	4,527	9,775	11,682
Adjusted operating revenue	$16,633	$22,421	$24,643
Efficiency ratio	52.5%	45.6%	36.7%